SMITH BARNEY
------------

 A Member of TravelersGroup


     The Board of Directors
     URS Corporation
     100 California Street, Suite 500
     San Francisco, California 94111


     Members of the Board:

         We hereby consent to the inclusion of our opinion letter to the Board of Directors of URS Corporation ("URS") as Appendix B to the Prospectus/Joint Proxy Statement of URS and Woodward-Clyde Group, Inc. ("WC") relating to the proposed merger transaction involving URS and WC and references thereto in such Prospectus/Joint Proxy Statement under the captions "SUMMARY--Recommendation of the Board of Directors of URS--Opinion of URS Financial Advisor" and "THE MERGER--Opinion of URS Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                                     By: /s/ Smith Barney, Inc.
                                                        -----------------------
                                                              SMITH BARNEY, INC.

October 8, 1997

SMITH BARNEY INC.
388 Greenwich Street
New York, N.Y. 10013
(212) 816-6000